Exhibit 10.23

Stockholder’s Rights Transfer Agreement

Assignor (Party A) : Wang Aiying

Assignee (Party B) : Tianjin Joway Shengshi Group Co., Ltd.

After friendly consultations regarding the share transfer matters the two parties have reached the following agreement:

1.	Party A agrees to transfer the 5% (Value RMB 100,000) Stockholder’s Rights of Tianjin Oriental Shengtang Import & Export Trading Co., Ltd. (hereafter refers to as “the Company”) to Party B.

2.	Party B agrees to transferee the 5% share of the Company from Party A.

3.	Before and after this Agreement becomes effective, the Assignee shall assume the limited debts and credits in proportion to the equity share of the Company.

Party A: /s/ Wang Aiying

Party B: /stamp/ Tianjin Joway Shengshi Group Co., Ltd.

Date: July 28, 2010